Exhibit 99.1

                                Contacts:

Jack M. Swig
MFIC Corporation
Tel. 617-969-5452
E-mail: info@mfics.com

Sarah Cavanaugh
MacDougall Biomedical Communications
Tel. 781-235-3060
E-mail: scavanaugh@macbiocom.com

FOR IMMEDIATE RELEASE

MFIC Corporation Announces Fourth Quarter and Year-end 2007 Financial Results

Company reports second highest revenue quarter since 2001

NEWTON, MA, March 12, 2008—MFIC Corporation (OTCBB: MFIC) today reported financial results for the quarter and year-ended December 31, 2007. MFIC is an industry-leader in high-shear liquid processing equipment to produce the most uniform and smallest liquid and solid particles available for the biotech, pharmaceutical, chemical, personal care and food industries.

MFIC reported that for the fourth quarter ended December 31, 2007, the Company achieved $287,000 or $0.03 per basic and diluted share EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). This compares to the record fourth quarter of 2006—the highest revenue quarter in MFIC’s history—where the Company reported $828,000 or $0.08 per basic and diluted share EBITDA. For the fourth quarter 2007, the Company posted revenues of approximately $4.32 million compared to $5.04 million during the fourth quarter of 2006, representing a decrease of approximately 14%. For the fourth quarter ended December 31, 2007, the Company posted a net loss of $124,000 or $0.01 per basic and diluted share, as compared with net income of $1.02 million or $0.10 per basic and diluted share, for the quarter ended December 31, 2006. Of note, the fourth quarter 2007 results included an income tax provision of $369,000, ($0.04 per share), while the fourth quarter of 2006 included an income tax benefit of $228,000 ($0.02 per share).

For the twelve-month period ended December 31, 2007, MFIC reported negative EBITDA of $1.01 million or $0.10 per basic and diluted share. This compares to the year ended 2006 where the Company reported EBITDA of $1.38 million or $0.14 and $0.13 per basic and diluted share, respectively. MFIC also reported revenues for year ended 2007 of approximately $12.99 million compared to $15.65 million for the year ended December 31, 2006, representing a decrease of 17%. For the year ended December 31, 2007, the Company reported a net loss of $1.5 million or $0.15 per basic and diluted share compared to a net income of $1.3 million or $0.13 and $0.12 per basic and diluted share respectively for same period in 2006.

“As the new CEO of MFIC, my focus in 2008 is to build a solid foundation for sustainable growth,” said Michael C. Ferrara. “We are implementing a plan focused on technological innovation, expanded senior leadership and a restructured sales and marketing model. The plan identifies a number of strategic investments to drive both top line and bottom line improvement and focus MFIC on quality and the customer.”

The Company’s order backlog at December 31, 2007 was $4.39 million compared to backlog of $3.01 million as of December 31, 2006. Backlog grew to approximately $4.71 million as of March 7, 2008, compared to $3.57 million as of March 23, 2007.Backlog represents orders in hand that typically take between one and six months to deliver.

During 2007, MFIC accomplished a number of significant milestones:

•                  Introduced the M-110P Microfluidizer® processor, an innovative benchtop “Plug and Play” machine. Orders for twelve machines were in MFIC’s backlog by year-end and have increased to twenty four as of March 7, 2008.

•                  Presented data supporting the significance of Microfluidics Reaction Technology during a poster presentation at the Nano Science and Technology Institute Nanotech 2007 Conference.

•                  Announced that the Company’s subsidiary, Microfluidics, was named a technology category winner in the third annual Nanotech Briefs® Nano 50™ Awards for its revolutionary new Microfluidics Reaction Technology-a next-generation approach in the production of nanosuspensions to help pharmaceutical and biotechnology companies develop and ultimately manufacture difficult to formulate drugs.

•                  Opened the Microfluidics Technology Center, which serves as an innovation hub for the Company’s highly-specialized research team.

About MFIC Corporation:

MFIC Corporation, through its Microfluidics Division, designs, manufactures and distributes proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries. MFIC applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available, and has provided manufacturing systems for nanoparticle products for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting standards (GAAP) within this release, the Company may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by the Company may not be comparable to similarly titled measures reported by other companies.

One specific non-GAAP measure used by the Company is “EBITDA”, which is defined as earnings before interest, taxes, depreciation and amortization. Management utilizes the line item non-GAAP operations statement for operational planning and decision-making purposes. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits.

Forward Looking Statement:

Management believes that this release contains forward-looking statements that are subject to certain risks and uncertainties including statements relating to the Company’s plan to attain and/or increase operating profitability and/or to achieve net profitability.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results achieved by the Company to differ materially from those described in the forward-looking statements.  The Company cautions investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to the following risks and uncertainties: (i) whether the performance advantages of the Company’s Microfluidizer® materials processing equipment will be realized commercially or that a commercial market for the equipment will continue to develop, (ii) whether the performance advantages of the Company’s Microfluidics Reaction Technology and systems for nanoparticle production systems will be realized commercially, (iii) whether the Company will be able to increase its market penetration and market share, (iv) whether the timing of orders will significantly affect quarterly revenues and resulting net income results for particular quarters which may cause increased volatility in the Company’s stock price, and (v) whether the Company will have access to sufficient working capital through continued and improving cash flow from sales, and ongoing borrowing availability, the latter being subject to the Company’s ability to comply with the covenants and terms of its loan agreement with its senior lender.

—Financial Charts Follow-

MFIC CORPORATION

Consolidated Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,		Fourth Quarter Ended December 31,
	2007	2006	2007	2006
Revenues	$12.992	$15,654	$4,323	$5,040
Cost of sales	$5,646	7,001	1,882	2,195
Gross profit	7,346	8,653	2,441	2,845
Operating expenses
Research and development	1,863	1,763	452	489
Selling	3,584	2,985	935	904
General and Administrative	3,081	2,701	814	671
Total operating expenses	8,528	7,449	2,201	2,064
(Loss) income from operations	(1,182)	1,204	240	781
Interest expense	(20)	(35)	(5)	(6)
Interest income	64	50	10	19
(Loss) net income before income tax provision (benefit)	(1,138)	1,219	245	794
Income tax provision (benefit)	369	(58)	369	(228)
Net (loss) income	$(1,507)	$1,277	$(124)	$1,022
Net (loss) income per common share
Basic	$(0.15)	$0.13	$(0.01)	$0.10
Diluted	$(0.15)	$0.12	$(0.01)	$0.10
Weighted average number of common and common equivalent shares outstanding:
Basic	10,183,376	10,012,685	10,226,749	10,079,366
Diluted	10,183,376	10,611,635	10,849,312	10,678,316

MFIC CORPORATION

U.S. GAAP to Non-GAAP Measure Reconciliations and

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(in thousands, except share and per share amounts)

	Year Ended December 31,		Fourth Quarter Ended December 31,
	2007	2006	2007	2006
Net (loss) income	$(1,507)	$1,277	$(124)	$1,022
Net interest income	(44)	(15)	(6)	(13)
Income taxes	369	(58)	369	(228)
Depreciation and amortization	170	174	48	47
EBITDA (Non-GAAP Measure)	$(1,012)	$1,378	$287	$828

Weighted average number of common and common equivalent shares outstanding:
Basic	10,183,376	10,012,685	10,226,749	10,079,366
Diluted	10,183,376	10,611,635	10,849,312	10,678,316

EBITDA per common share (Non-GAAP Measure):
Basic	$(0.10)	$.14	$.03	$.08
Diluted	$(0.10)	$.13	$.03	$.08

Summary Consolidated Unaudited Balance Sheet Information

(in millions)

	December 31, 2007	December 31, 2006
Current Assets	$5.97	$7.86
Current Liabilities	$1.59	$2.21
Total Stockholders’ Equity	$4.77	$5.95